Exhibit 10.1

EMPLOYMENT AGREEMENT

I, Alan Fine, agree to the terms and conditions of employment with Marvel Entertainment, Inc. (“Company”) set forth in this employment agreement (“Agreement”).

1.           Term of Employment. My employment under this Agreement (“Term”) shall commence on March 26, 2007 and shall end on March 31, 2008 (“Expiration Date”) or such earlier date on which my employment is terminated under Section 5 of this Agreement.  If the Company continues to employ me beyond the Expiration Date without entering into a written agreement extending the term of this Agreement, except as provided in a new written employment agreement between the Company and me, all obligations and rights under this Agreement shall lapse as of the Expiration Date, except my confidentiality and other obligations under Section 6, the Company’s ongoing indemnification obligation under Section 8, and our mutual arbitration obligations under Section 9, and I thereafter shall be an at-will employee of the Company.

2.           Nature of Duties.  I shall be (1) the Chief Executive Officer of the Company’s Publishing and Toy Divisions and (2) an Executive Vice President and the Chief Marketing Officer of Marvel Characters, Inc., a wholly owned subsidiary of the Company; and I shall report to the members of the Company’s Office of the Chief Executive or their designee, or such other person as the Company’s Board of Directors (“Board”) or its designee shall designate.  Except as described in the last sentence of this paragraph, I shall work exclusively for the Company and shall have all of the customary powers and duties associated with those positions, together with such other and further duties as the Company shall from time to time assign me, and I shall devote my full business time and effort to the performance of my duties for the Company, which I shall perform faithfully and to the best of my ability.  I shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time to time.  Provided that I devote at least 150 hours per month to my duties under this Agreement, I shall also be allowed to devote my business time to projects that are not prohibited by Section 6(c)(i) below.

I further agree to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the stockholders or by the Board or of any subsidiary or affiliate, as the case may be.  Unless otherwise agreed to in writing by the Company and me, I shall immediately resign any such office or directorship upon the expiration of the Term.

3.           Place of Performance.  I shall be based at the West Palm Beach, FL offices of Marvel Characters, Inc. (with work from home allowed at the discretion of the Company’s Chief Executive Officer), except for required travel on the Company’s business.  Any business travel shall be arranged in accordance with the travel policies and procedures established by the Company.  I acknowledge that travel on the Company’s business is expected to be on the order of one week per month.

4.           Compensation and Related Matters.

(a)           Base Salary.  The Company shall pay me base salary at an annual rate of $300,000, or such higher rate as it elects to pay me.  My base salary shall be paid in conformity with the Company’s salary payment practices generally applicable to other similarly situated Company employees.

(b)           Bonuses.  I will be eligible to receive an annual cash bonus, in such amount (if any) as the Board may determine in its sole discretion, based in whole or in part upon the attainment of performance goals set by the Board (the “Bonus Performance Goals”).  My target annual bonus amount shall be 50% of my Base Salary received for the year.  The Board shall have the sole discretion to determine whether I have attained the Bonus Performance Goals.  Each annual bonus shall be paid when annual bonuses are paid generally to the Company’s other similarly situated employees but in no event later than a day that is within the first two and one-half months of the next calendar year.

(c)           Standard Benefits.  During my employment, I shall be entitled to participate in all employee benefit plans and programs (including any group health plans, qualified pension plans, and 401(k) plans) to the same extent generally available to other similarly situated Company employees, in accordance with the terms of those plans and programs.  The Company shall have the right to terminate or change any such plan or program at any time.

(d)           Vacation.  I shall be entitled to a vacation period or periods of three (3) weeks per year taken in accordance with the vacation policy of the Company during each year of the Term.  Vacation time not used by the end of a calendar year shall be forfeited.

(e)           Expenses.  I shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses I incur in connection with my employment, but I must incur and account for those expenses in accordance with the policies and procedures established by the Company, subject to my understanding that any reimbursements for expenses I incur in a calendar year must be submitted for reimbursement and reimbursed not later than the last day of the next calendar year.

5.           Termination.

(a)           Rights and Duties.  If my employment is terminated, I shall be entitled to the amounts or benefits shown on the applicable row of the following table, subject to the balance of this Section 5.  The Company and I shall have no further obligations to each other, except the Company’s ongoing indemnification obligation under Section 8, my confidentiality and other obligations under Section 6, and our mutual arbitration obligations under Section 9, or as set forth in any written agreement I subsequently enter into with the Company.  In no event will any of the payments to be made under this section be made later than the seventy-fourth (74th) day of the next fiscal year after they become payable.

DISCHARGE FOR CAUSE
Payment or provision when due of (1) any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment, and (2) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans.

DEATH OR DISABILITY
Same as for “Discharge for Cause” EXCEPT that, in exchange for my (or my estate’s) execution of a release in accordance with this section and provided that I have not violated any of my obligations under Section 6, below, (1) I (or my estate) will receive the bonus, if any, that the Company awarded me for the previously completed fiscal year, if unpaid; (2) I (or my estate) will receive a portion of the bonus that the Company would have awarded me for the fiscal year in which termination occurs, prorated for the number of days I actually worked for the Company in that fiscal year (and payable when such bonus would have been paid had my employment not terminated); (3) any award made to me under the Company’s stock incentive plan(s) or cash incentive compensation plan(s) shall immediately vest in full; and (4) any stock options awarded to me by the Company shall remain exercisable for 90 days after my termination date.

DISCHARGE OTHER THAN FOR CAUSE, DEATH, OR DISABILITY
Same as for “Discharge for Cause” EXCEPT that, in exchange for my execution of a release in accordance with this section and provided that I have not violated any of my obligations under Section 6, below, (1) my base salary, but not my employment, shall continue for six months after my termination date or until such date as I commence employment with another entity (or self-employment), whichever comes first; (2) I will receive the bonus, if any, that the Company awarded me for the previously completed fiscal year, if unpaid; (3) I will receive a portion of the bonus that the Company would have awarded me for the fiscal year in which termination occurs, prorated for the number of days I actually worked for the Company in that fiscal year (and payable when such bonus would have been paid had my employment not terminated); (4) the Company will reimburse me for the cost of any COBRA health continuation coverage I purchase (in excess of the amount I would have paid for group health coverage had I remained on the Company’s group health plan as an employee) until the earlier of (A) the date on which I become eligible for health insurance benefits under another employer’s plan or (B) six months after the date of discharge; (5) any award made to me under the Company’s stock incentive plan(s) or cash incentive compensation plan(s) shall continue to vest during the period described in clause (1) of this sentence; and (6) any stock options awarded to me by the Company shall remain exercisable, to the extent vested, for 90 days after the expiration of the period described in clause (1) of this sentence.

RESIGNATION WITHOUT GOOD REASON	Same as for “Discharge for Cause.”
RESIGNATION WITH GOOD REASON	Same as for “Discharge Other Than for Cause, Death, or Disability.”
TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASONS WITHIN 12 MONTHS AFTER A THIRD PARTY CHANGE IN CONTROL
Same as for “Discharge for Cause” EXCEPT that, in exchange for my execution of a release in accordance with this section and provided that I have not violated any of my obligations under Section 6, below, (1) I will receive, in a lump sum within 30 days after my termination date, an amount equal to two times the sum of (A) my then current Base Salary and (B) the average of the two most recent annual bonuses paid to me by the Company (treating any annual bonus which is not paid as a result of my failure to attain the Bonus Performance Goals as having been paid in an amount equal to zero) or if only one annual bonus has been paid to me by the Company, the amount of that annual bonus; (2) I will receive the bonus, if any, that the Company awarded me for the previously completed fiscal year, if unpaid; (3) I will receive a portion of the bonus that the Company would have awarded me for the fiscal year in which termination occurs, prorated for the number of days I actually worked for the Company in that fiscal year (and payable when such bonus would have been paid had my employment not terminated); (4) the Company will reimburse me for the cost of any COBRA health continuation coverage I purchase (in excess of the amount I would have paid for group health coverage had I remained on the Company’s group health plan as an employee) until the earlier of (A) the date on which I become eligible for health insurance benefits under another employer’s plan or (B) twelve months after my termination date; (5) any award made to me under the Company’s stock incentive plan(s) or cash incentive compensation plan(s) shall continue to vest for twelve months after my termination date; and (6) any stock options awarded to me by the Company shall remain exercisable, to the extent vested, for 90 days after the twelve-month anniversary of my termination date.

Any payments or benefits provided to me in connection with a Third Party Change on Control shall be in lieu of any other benefits or payment available or otherwise payable to me under this Section 5.

EXPIRATION OF AGREEMENT	Same as for “Discharge for Cause.”

(b)           Discharge for Cause.  The Company may terminate my employment at any time if the Board believes that it has Cause to terminate me.  “Cause” means that one or more of the following events occurred:

(i)           my indictment for, or conviction of, a felony, a crime involving theft, fraud, dishonesty or moral turpitude, or any violation of any federal or state securities law (whether by plea of nolo contendere or otherwise) or my being enjoined from violating any federal or state securities law or being determined to have violated any such law.

(ii)           my refusal to follow the Company’s lawful directions or my material failure to perform my duties (other than by reason of physical or mental illness, injury, or condition), in either case, after I have been given notice of my default and five business days to cure my default;

(iii)           my engaging in conduct constituting embezzlement, willful assistance to a competitor, fraud, misappropriation, material violation of the Company’s anti-discrimination, equal employment opportunity, prohibition against harassment or similar policies or material violation of the Company’s insider trading policy, corporate code of business conduct and ethics or other material policy, or my engaging in conduct tending to bring the Company or any other member of the Group (as defined in Section 6(a), below) into public disgrace or disrepute;

(iv)           my failure (including, but not limited to, my refusal to be deposed or to provide testimony at any trial or inquiry) to cooperate, if requested by the Board, with any investigation or inquiry, whether internal or external, into my actions (or inactions) or the Company’s business practices;

(v)           my possession on Company premises of any prohibited drug or substance that would amount to a criminal offense;

(vi)           my gross misconduct or gross negligence in connection with the business of the Company or any affiliate;

(vii)           my material breach of this Agreement, including of any promise I made in Section 6, below; or

(viii)                    my seeking, exploring, or accepting a position with another business enterprise or venture without the Company’s written consent at any time more than 90 days before the Expiration Date.

If my employment ends for any reason other than discharge by the Company for Cause, but at a time when the Company had Cause to terminate me (or would have had Cause if it then knew all relevant facts), my termination shall be treated as a discharge by the Company for Cause.

(c)           Termination for Disability.  Except as prohibited by applicable law, the Company may terminate my employment on account of Disability, or may transfer me to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability.  “Disability” means a physical or mental illness, injury, or condition that prevents me from performing substantially all of my duties under this Agreement for at least 90 consecutive calendar days or for at least 120 calendar days, whether or not consecutive, in any 365 calendar-day period, or is likely to do so, as certified by a physician selected by the Company.

(d)           Discharge Other Than for Cause, Death, or Disability.  The Company may terminate my employment at any time for any reason, and without advance notice.  If I am terminated by the Company other than for Cause, Death, or Disability, I will receive the special benefits provided for a non-Cause discharge under Section 5(a) only if I sign a separation agreement and general release form furnished to me by the Company within 45 days from its delivery to me (or such shorter deadline as the Company establishes at the time) and I do not thereafter properly revoke the release.

(e)           Resignation.  I promise not to resign my employment before the Expiration Date unless I have been given Good Reason to do so, and, in any event, not without giving the Company at least 90 days’ advance written notice.  If I break that promise and resign other than for Good Reason, I shall nevertheless remain employed under this Agreement except to the extent the Company elects to cancel it.  If I resign other than for Good Reason and the Company accepts my resignation, the Company may do so effective on the date set forth in my notice or any earlier date.  If I resign for Good Reason, my employment will end on my last date of work and I will receive the benefits to which I am entitled under Section 5(a), but only if I sign a separation agreement and general release form furnished to me by the Company within 45 days from its delivery to me (or such shorter deadline as the Company establishes at the time) and I do not thereafter properly revoke the release. “Good Reason” means that, without my express written consent, one or more of the following events occurred after my execution of this Agreement and was not reversed or cured within 30 days of my giving the Company written notice that I consider the event (if it remains) to have given me “Good Reason” for resigning:

(i)           a substantial and adverse diminishment of my duties or responsibilities;

(ii)           a transfer of my principal office to a location more than 50 miles from the location set forth in Section 3, above; or

(iii)           the Company’s material breach of this Agreement.

An event that is or would constitute Good Reason, however, shall cease to be Good Reason if:  (1) I do not terminate employment within 30 days after the end of the 30-day notice period referred to above; or (2) I was a primary instigator of the Good Reason event and the circumstances make it inappropriate for me to receive Good Reason resignation benefits under this Agreement.

(f)           Death.  If I die while employed under this Agreement, my employment shall be considered terminated as of my date of death and the payments required by Section 5(a) in the event of my death shall be made.

(g)           Transfers to Group Member.  My transfer to another member of the Group shall not be deemed a termination of my employment under this Agreement if it assumes this Agreement.

(h)           Disputes Under This Section.  All disputes relating to this Agreement, including disputes relating to this section, shall be resolved by final and binding arbitration under Section 9.  For example, if the Company and I disagree as to whether the Company had Cause to terminate my employment, we will resolve the dispute through arbitration; the arbitrator will decide whether the Company had Cause to terminate my employment.

(i)           Amounts Owed to the Company.  Any amounts payable to me under this section shall first be applied to repay any amounts I owe the Company.

(j)           Third Party Change in Control.  For purposes of this Agreement, a Third Party Change in Control shall be deemed to have occurred if (i) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than an Excluded Person or Excluded Group (as defined below) (hereinafter, a “Third Party”), is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company, (ii) the Company is a party to any merger, consolidation or similar transaction as a result of which the shareholders of the Company immediately prior to the transaction beneficially own securities of the surviving entity representing less than fifty percent (50%) of the combined voting power of the surviving entity’s outstanding securities entitled to vote in the election of directors of the surviving entity, or (iii) all or substantially all of the assets of the Company are acquired by a Third Party.  “Excluded Group” means a “group” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) that includes one or more Excluded Persons; provided that the voting power of the voting stock of the Company beneficially owned by those Excluded Persons represents a majority of the voting power of the voting stock beneficially owned by the group.  “Excluded Person” means Isaac Perlmutter, any spouse or descendant of Mr. Perlmutter, any trust established solely for the benefit of, and any charitable trust or foundation established by, Mr. Perlmutter or his spouse or descendants and each of their respective affiliates and estates.  “Beneficial owner”, “beneficially own” and “beneficially owned” have the same meanings as in Rule 13d-3 under the Exchange Act.

(k)           Section 409A.   Notwithstanding anything in this Section 5 to the contrary, if and to the extent that the Company determines in good faith that (i) any payment or benefit that exceeds two times the limit in effect under Code Section 401(a)(17) for the calendar year of my termination (or, if less, two times my annualized compensation for the preceding calendar year) and that is otherwise payable to me under this Section 5 constitutes a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (as set forth in Treasury Regulations or binding administrative notices or rulings issued by the Internal Revenue Service) and (ii) I am a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then the Company shall delay commencement of any such payment or benefit until six months after my last day of employment with the Company (the “409A Suspension Period”).  Within fourteen calendar days after the end of the 409A Suspension Period, the Company shall pay me a lump sum payment in cash equal to any payments (including interest on any such payments, at an interest of not less than the prime interest rate, as published in The Wall Street Journal, over the period such payment is restricted from being paid to me) and benefits that the Company would otherwise have been required to provide under this Section 5 but for the imposition of the 409A Suspension Period.  Thereafter, I shall receive any remaining payments and benefits due under this Section 5 in accordance with the terms of this section (as if there had not been any suspension period beforehand).

(l)           Golden Parachute Limitation.  If any  payment  or benefit (within the meaning of Section 280G(b)(2) of the Code), to me or for my benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, my employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (a “Parachute Payment” or “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by me with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then I will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by me of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of my failure to file timely a tax return or pay taxes shown to be due on my return), including any Excise Tax imposed upon the Gross-Up Payment, I retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Parachute Payments.  I shall receive any payments due under this Section 5(l) within two and one-half months after they become payable (to the extent reasonably practicable), and in no event later than the end of the calendar year after the year in which I remit the taxes giving rise to the payment hereunder.

The determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by the Company’s regular outside auditors (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and me within ten days of the Termination Date if applicable, or promptly upon request by the Company or by me (provided I reasonably believe that any of the Parachute Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by me with respect to a Parachute Payment or Parachute Payments, it shall furnish me with an opinion reasonably acceptable to me that no Excise Tax will be imposed with respect to any such Parachute Payment or Parachute Payments.  \  The Gross-Up Payment, if any, as determined pursuant to this Section 5(l) shall be paid by the Company to me within ten days of the receipt of the accounting Firm’s determination.  The Determination shall be binding, final and conclusive upon the Company and me.  Notwithstanding the foregoing, in no event shall payment of the Gross-Up Payment occur before the earlier of my “separation from service” (within Treasury Regulation § 1.409A-1(h))  from the Company or a change in control event (as described within Treasury Regulation § 1.409A-3(i)(5), a “Qualifying Change in Control”).  If I become entitled to receive a Gross Up Payment in connection with a change in control that is not a Qualifying Change in Control, the unpaid Gross-Up Payment shall accrue interest an annual interest rate of prime plus one-percent until paid immediately following my last day of employment; however, if I am a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then the Company shall pay me the deferred Gross-Up Payment on the date that is six months after my last day of employment with the Company.

6.           Confidentiality Obligations.

(a)           Acknowledgments.  I recognize and agree that the Company and its subsidiaries and affiliates (collectively or separately as the context may require, the “Group”) currently conduct the Business (as defined below) world-wide.  I further recognize and agree that, in my position with the Company, I will be responsible for:  (i) actively conducting the Business, (ii) overseeing Company activities, (iii) developing and implementing strategies on behalf of the Company and everywhere the Group currently conducts the Business, and (iv) affecting customers, suppliers, and distributors everywhere the Group currently conducts the Business.  In addition, I recognize and agree that, to enable me to satisfy my duties and responsibilities under this Agreement, the Company will invest substantial resources in me by making available to me Confidential Information (as defined below) and other valuable resources and assets for which I would not have had access, but for my employment with the Company.  To protect the Group’s business interests, including its Confidential Information (as defined below) and business relationships, I make the following promises in this Section 6.

(b)           Non-Disclosure of Confidential Information.  I promise and agree that I will never, directly or indirectly, use, disclose or retain any trade secret, proprietary and/or confidential information relating to the Group that I receive or become aware of during my employment with or service to the Company (or that I have already received or become aware of) concerning, among other things, the Group’s business, operations, customers, suppliers, investors, and business partners (“Confidential Information”).  “Confidential Information” may include, among other things, information relating to the Group’s business or operational methods; corporate plans; management systems; finances; new business opportunities; story and character ideas; profits; costs of media trades/investments; pricing and sales arrangements; terms of business; marketing or sales of any products or services; technical processes; research projects; inventions; designs; applications; know-how; lists or details of actual, past or potential clients, customers or suppliers or the arrangements made with any of them; and any information in respect of which the Group owes an obligation of confidentiality to any third party, conveyed orally or reduced to a tangible form in any medium.  “Confidential Information” does not include information that (i) is generally known within the relevant industry or (ii) that I can demonstrate by a preponderance of the evidence has subsequently become known to me other than through my work for the Group and not as a result of a breach of any duty owed to the Group by me or any third party.  Notwithstanding this paragraph, I may disclose Confidential Information as required by court order, subpoena, or otherwise as required by law, provided that upon receiving such order, subpoena, or request and prior to disclosure, I shall provide written notice to the Company of such order, subpoena, or request and of the content of any testimony or information to be disclosed and shall cooperate fully with the Company to lawfully resist disclosure of such information.  Nothing in this Agreement shall prevent me from testifying or meeting with any representatives of any federal, state or local law enforcement agency who are investigating any matters involving the Company’s business practices.

(c)           Non-Competition and Non-Solicitation.  I promise and agree that I will not, directly or indirectly, on my own behalf or on behalf of any other person or entity, whether as an owner, director, officer, partner, employee, agent or consultant, for pay or otherwise, during my employment with the Company (except on behalf of the Company) and for a period of six months after that employment ends for any reason:

(i)           render services of an executive, advertising, marketing, sales, supervisory, technical, research, purchasing, or consulting nature to any person or entity (or on my own behalf, if I am self-employed) that is engaged in a business that competes with or intends to compete with any business conducted by the Group, including but not limited to character-based licensing, publication (in any medium) of comic books or other graphic fiction, toy manufacturing, film production and entertainment (“Business”), nor shall I become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided, however, that nothing contained in this paragraph shall be deemed to prohibit me from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation;

(ii)           solicit or serve, participate in soliciting or serving or induce, advise, encourage or attempt to solicit or serve any customer, supplier, vendor, or distributor of the Group (A) for which I was responsible during my employment with the Company, (B) with whom I had business contacts or dealings on behalf of the Company during my employment with the Company, or (C) about which I learned confidential information; or

(iii)           induce or attempt to induce any employee of, independent contractor for or service provider to the Group to stop working, or to reduce their work or services, for the Group or to work for any competitor of the Group.

(d)           Return of Information.  I promise and agree that, prior to my last day of employment with the Company or at the Company’s earlier request, I will return all Company property and/or Confidential Information in any form or media and all copies thereof in my possession, custody, or control, including memoranda, notes, records, reports, manuals, drawings, blueprints, and other documents, and I shall delete all Confidential Information from any computers, e-mail accounts, or other electronic memory devices I own or use outside the Company’s workplace (including, but not limited to, PDAs, cell phones, and USB storage devices).

(e)           Remedies.  I understand and acknowledge that the promises and agreements made by me in this Section 6 are essential, material, and indispensable conditions of this Agreement, and that the payment and benefits provided for herein by the Company would not have been provided in the absence of these promises and agreements.  I acknowledge that the terms of this Section 6:  (i) are reasonable and necessary to protect the Group’s legitimate interests; (ii) will not prevent me from earning or seeking a livelihood; and (iii) shall apply wherever permitted by law.  I further acknowledge and agree that my violation of any of the terms of this Section 6 would irreparably harm the Group.  Accordingly, I agree that if I violate or threaten to violate any promise or agreement made by me in this Section 6:

(i)           the Company may terminate my employment immediately for Cause;

(ii)           all payments and benefits otherwise owing to me under Section 5 of this Agreement shall immediately cease and be considered forfeited, and I shall have no further entitlement to such payments or benefits;

(iii)           the Company shall have the right and remedy to require me to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or other benefits (collectively “Benefits”) derived or received by me as the result of any transactions constituting a breach of any of the provisions of this Section 6, and I hereby promise and agree to account for and pay over such Benefits to the Company;

(iv)           the Group will be entitled to, in addition to and without limiting any other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining me from committing or continuing any such violation, without the need to prove the inadequacy of money damages or to post any bond or to make any other undertaking;

(v)           with respect to any proceedings under this Section 6(e), I consent to the non-exclusive jurisdiction of the Federal and state courts located in New York County, New York State and I waive any objection to those courts’ being the venue of those proceedings; and

(vi)           the Group shall be entitled to recover from me the reasonable costs, including attorneys’ fees, it incurs in pursuing legal action to enforce this Section 6, but only if that legal action results in a money judgment, temporary restraining order, or injunction against me.

                      Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(f)           Enforceability.  If any of the provisions, covenants, or parts thereof in this Section 6 are construed to be invalid or unenforceable, the same shall not affect the remainder of the provisions, covenants, or parts thereof, which shall be given full effect, without regard to the invalid portions.  If any of the provisions, covenants, or parts thereof in this Section 6 are held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision and, in its reduced form, said provision shall then be enforceable.  The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 6 upon the courts of any state within the geographical scope of such covenants.  In the event that the courts of any one or moreof such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

(g)           Survival.  This Section 6, and the promises and agreements I made in this section, shall survive the end of my employment and the termination of this Agreement for any reason.

7.           Inventions and Patents; Intellectual Property; Work for Hire.

(a)           I agree that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by me during my employment by the Company or for one year thereafter (collectively, “Inventions”) shall belong to the Company, provided that such Inventions grew out of my work with the Company or any of its subsidiaries or affiliates, are related to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.  I shall promptly disclose any Inventions to the Company and shall, subject to reimbursement by the Company for all reasonable expenses incurred by me in connection therewith, (a) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (b) sign all papers necessary to carry out the foregoing; and (c) give testimony in support of my inventorship.

(b)           The Company shall be the sole owner of all the products and proceeds of my services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that I may acquire, obtain, develop or create in connection with and during his employment, free and clear of any claims by me (or anyone acting or claiming on my behalf) of any kind or character whatsoever (other than the my right to receive payments hereunder).  I shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

(c)           I understand that within the scope of my employment, I may create or contribute to literary, artistic, or other kinds of material (collectively, the “Works”) that may qualify as “works made for hire” under U.S. copyright law, and if so, that the Company is the author and sole owner of the Works in the U.S. and worldwide, and I waive any rights I may have to the Works, including moral rights.  If at any time, any of the Works are deemed not to be works made for hire, I assign, grant, transfer and convey to the Company all my right, title and interest to the Works for the entire length of time they are protected by any applicable law.  I agree (whether during or after my employment with the Company) to sign any document the Company may reasonably request in order to secure or enforce the Company’s rights in the Works.  I irrevocably appoint the Company and any of its officers as my attorney-in-fact to secure and enforce the rights in my name.  To the extent that I retain any right, title or interest to the Works, I agree to: (i) unconditionally and irrevocably waive the enforcement of such rights, and all claims and causes of action of any kind against the Company with respect to such rights; (ii) consent to and join in any action to enforce such rights at the Company’s request; and (iii) grant to the Company an irrevocable, fully paid-up, transferable, sublicensable, worldwide right and license to use, reproduce, distribute, display and perform, prepare derivative works of and otherwise modify without limitation, make, sell, offer to sell, import and otherwise use and exploit all or any portion of the Works, in any form or media (now known or later developed).

8.           Indemnification.  To the fullest extent permitted by applicable law, I shall be indemnified and held harmless for any action or failure to act in my capacity as an officer or employee of the Company or any of its affiliates or subsidiaries.  In furtherance of the foregoing and not by way of limitation, if I am a party or am threatened to be made a party to any suit because I am or was an officer or employee of the Company or such affiliate or subsidiary, I shall be indemnified against expenses, including reasonable attorney’s fees, judgments, fines and amounts paid in settlement, if I acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, I had no reasonable cause to believe that my conduct was unlawful.  Indemnification under this Section 8 shall be in addition to any other indemnification by the Company of its officers and directors.  Expenses incurred by me in defending an action, suit or proceeding for which I claim the right to be indemnified pursuant to this Section 8 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of me to repay such amount in the event that it shall ultimately be determined that I am not entitled to indemnification by the Company.  Such undertaking shall be accepted without reference to my financial ability to make repayment.  The provisions of this Section 8 shall apply as well to my actions and omissions as a trustee of any employee benefit plan of the Company, its affiliates or subsidiaries.

9.           Arbitration of Disputes.  Except as expressly prohibited by law and except for the Company’s right to seek injunctive relief as set forth in Section 6(e), above, all disputes between the Company and me (“ArbitrableDisputes”) are to be resolved by final and binding arbitration in accordance with this Section 9.  This section shall remain in effect after the termination of this Agreement or my employment.

(a)           Scope of Agreement.  This arbitration agreement applies to, among other things, disputes concerning my employment with and/or termination from the Company; the validity, interpretation, enforceability or effect of this Agreement or alleged violations of it; claims of discrimination under federal or state law; or other statutory or common law claims.

(b)           The Arbitration.  The arbitration shall take place under the auspices of JAMS in the metropolitan area in which I am then (or was last) employed and conducted in accordance with the JAMS Employment Arbitration Rules and Procedures then in effect before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such rules.  The arbitrator may not modify or change this Agreement in any way except as expressly set forth herein.

(c)           Fees and Expenses.  Each party shall pay the fees of its attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid one half by the Company and one half by me.  Notwithstanding the foregoing, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees (in addition to any other damages, expenses or relief awarded) to the prevailing party.

(d)           Exclusive Remedy.  Arbitration pursuant to this Section 9 shall be the exclusive remedy for any Arbitrable Dispute.  Should I or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 9, the responding party will be entitled to recover from the initiating party all damages, expenses and attorneys’ fees incurred as a result of that breach.

(e)           Judicial Enforcement.  Nothing in this Section 9 shall preclude any party to this agreement from seeking judicial enforcement of an arbitrator’s award.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

10.           Notices.  All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier (notices sent by overnight courier shall be deemed to have been given on the scheduled delivery date) or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the third business day after mailing), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Marvel Entertainment, Inc.
417 Fifth Avenue
New York, New York 10016
Attention:  General Counsel

If to me, to me at my address as then on file with the Company’s Human Resources Department.

11.           Amendment.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and me.  Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

12.           Interpretation; Governing Law.  The validity, interpretation, construction, and performance of this Agreement, and any proceedings under Section 6(e) or arbitrations under Section 9, shall be governed by the law of the State of New York (excluding where it mandates the use of another jurisdiction’s laws).

13.           Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, me and my estate, but I may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which I participate.  Without my consent, the Company may assign this Agreement to any affiliate or successor that agrees in writing to be bound by this Agreement, after which any reference to the “Company” in this Agreement shall be deemed to be a reference to the affiliate or successor, and the Company thereafter shall have no further primary, secondary or other responsibilities or liabilities under this Agreement of any kind.

14.           Taxes.  The Company shall withhold taxes from payments it makes pursuant to this Agreement as it determines to be required by applicable law.

15.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

17.           Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.           Subsidiaries and Affiliates.  As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the Company or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity in question.

19.           Entire Agreement.  All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.  This Agreement overrides and supersedes any prior agreements or representations, express or implied, with respect to the subject matter of this Agreement.  This Agreement does not, however, override or supersede other written agreements I have executed relating to specific aspects of my employment, such as conflicts of interest.

20.           Former Employers.  I am not subject to any employment, confidentiality, or other agreement or restriction that would prevent me from fully satisfying my duties under this Agreement or that would be violated if I did so.  Without the Company’s prior written approval, I promise I will not:

(a)           disclose proprietary information belonging to a former employer or other entity without its written permission;

(b)           contact any former employer’s customers or employees to solicit their business or employment on behalf of the Group; or

(c)           distribute announcements about or otherwise publicize my employment with the Group.

I will indemnify and hold the Company harmless from any liabilities, including defense costs, that it may incur because I am alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges my entering into this Agreement or rendering services pursuant to it.

21.           Department of Homeland Security Verification Requirement.  I agree to file, in a timely manner, all documents required by the Department of Homeland Security to verify my identity and my lawful employment in the United States.  Notwithstanding any other provision of this Agreement, if I fail to meet any such requirements promptly after receiving a written request from the Company to do so, I agree that my employment shall terminate immediately and that I shall not be entitled to any compensation from the Company of any type.

 I acknowledge that all understandings and agreements between the Company and me relating to the subjects covered in this Agreement are contained in it and that I have entered into this Agreement voluntarily and not in reliance on any promises or representations by the Company other than those contained in this Agreement itself.

I further acknowledge that I have carefully read this Agreement, that I understand all of it, and that I have been given the opportunity to discuss this Agreement with my private legal counsel and have availed myself of that opportunity to the extent I wished to do so.  I understand that by signing this Agreement I am giving up my right to a jury trial.

MARVEL ENTERTAINMENT, INC.

Date: May 31, 2007	By:	/s/ John N. Turitzin
Name: John N. Turitzin
Title: General Counsel and Executive Vice President

Date: May 31, 2007	/s/ Alan Fine
Alan Fine